EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 27h day of September, 2005, by and between Home Solutions Restoration of Louisiana, Inc. (the "Company") and Fernando Nava ("Nava").

            1.         Employment.  The Company shall employ Nava on the terms and conditions set forth herein.

            2.         Term.  The Company's employment of Nava shall commence as of September 28 2005 (the "Effective Date") and end on the third (3rd) anniversary of such Effective Date; subject, however, to the termination provisions contained herein.  Nava's employment by the Company shall continue after the expiration of the term of this Agreement and this Agreement shall automatically be renewed for additional successive one (1) year terms unless and until (i) terminated by either party prior at the end of the initial term or any renewal term by giving to the other party not less than sixty (60) days prior written notice of such termination; or (ii) earlier terminated by either party as otherwise provided in Section 6 or 7 hereof.

            3.         Position and Duties.

(a)        Position.  Nava shall be employed by the Company as the Chief Executive Officer and shall report to the Board of Directors of the Company (the "Board") and such other persons as the Board may from time to time designate.  Nava shall have such duties and powers as are routinely performed by the Chief Executive Officer of a privately held company as well as those duties and powers that may be delegated to him from time to time by the Board.

(b)        Duties.  Nava agrees that while employed by the Company he will:

(i)                 Comply with all Company policies and procedures as well as all applicable laws;

(ii)                Faithfully and diligently serve the Company to the best of his ability;

(iii)               Devote his full working time and attention to the business of the Company;

(iv)              Not engage in or associate himself with any other business or enterprise, either directly or indirectly, as an employee, contractor or consultant; however, upon Nava's written request to the Company, the Board may consent in writing for Nava to participate in outside activities that do not interfere with Nava's job duties for the Company or create a conflict of interest for Nava.  The foregoing shall not be construed as a preventing Nava from (i) making passive investments in other businesses or enterprises, provided, however, that such investments will not require services on the part of Nava which would in any way limit or impair the performance of his duties under this Agreement and such investments do not otherwise violate any other term of this Agreement; or (ii) participating in various charitable efforts and activities; and

(v)                Be available to travel on Company business as the needs of the Company may reasonably require.

            4.         Place of Performance.  Nava shall be based at the principal executive offices of the Company which shall initially be located in Pompano Beach, Florida, but which thereafter may be established at any other location as determined by the Board.

            5.         Compensation and Related Matters.  As consideration for entering into this Agreement and for all of the services rendered by Nava in any capacity during the term of this Agreement, the Company agrees to pay and/or provide to Nava, and he agrees to accept, the following:

               (a)        Annual Salary.  The Company shall pay to Nava as base compensation for his services an annual salary of $208,000.00 (the "Annual Salary") payable in equal weekly installments.  The Board shall review Nava's Annual Salary on each anniversary of the Effective Date of this Agreement and may increase the amount of Nava's Annual Salary as it may deem appropriate.

(b)        Bonus.  The Board may from time to time award a bonus to Nava; however, such bonus shall be entirely within the Board's discretion.

(c)        Employee Benefits.  Nava shall be entitled to receive benefits under the Company's benefit plans as now in effect or hereafter implemented, including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs and similar benefits (collectively, the "Welfare Plans"), on terms which are no less favorable than the benefits made available to other executive officers of the Company.

(d)        Automobile.  The Company shall pay up to One Thousand Dollars ($1,000.00) per month to provide Nava with an automobile for his business and personal use in accordance with the Company's Automobile policy, as may be in effect during the term of this Agreement.  The Company shall pay for the gasoline, maintenance, taxes and insurance for the automobile.

(e)        Vacation.  Nava shall be entitled during each year of his employment by the Company, at a time mutually convenient to the Company and Nava, in accordance with the Company's vacation policy, to a vacation of twenty (20) business days (which may be taken consecutively or non-consecutively) during which time Nava's salary will be paid in full.  The number of days of vacation will be prorated for any portion of a year less than twelve (12) months during which Nava is employed hereunder.  Nava shall be entitled to roll over from one year to the next any earned but unused vacation days which Nava has accrued in prior years.  Upon the termination of Nava's employment for any reason, the Company shall pay to Nava the cash equivalent of any earned by unused vacation days which Nava has accrued.

(f)         Perquisites.  During the term of Nava's employment, Nava shall be entitled to receive, in addition to the benefits named above, such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices and procedures establishing by the Board.

(g)        Expense Reimbursement.  Nava shall be entitled to receive reimbursement for all reasonable travel and business expenses in connection with services performed by Nava hereunder, in accordance with the established policies of the Company with respect to expense reimbursement.  As a condition of receiving such reimbursement, Nava shall account for such expenses to the extent necessary to substantiate the Company's Federal income tax deductions for such expenses under the Internal Revenue Code of 1986, as amended from time to time and the regulations thereunder.

            6.         Termination by the Company.  The Company may terminate Nava's employment under this Agreement without any breach of this Agreement upon any of the following events:

            (a)          Death.  Nava's employment shall terminate upon his death.

            (b)         Disability.  If as a result of Nava's incapacity due to substantial physical or mental disability which renders or will render the day-to-day performance of his duties hereunder impossible or hazardous to perform ("Disability"), and Nava shall have been absent from the performance of his duties hereunder for a consecutive period of one hundred eighty (180) days, the Company may terminate Nava's employment.  The Company shall give Nava fourteen (14) days' written notice of its intent to terminate Nava's employment due to Nava's Disability; provided, however, that in no event shall such termination be effective prior to the end of the running of the one hundred eighty (180) day period.  In the event that Nava returns to the performance of his duties under this Agreement on a full time basis before the expiration of the Company's fourteen (14) days' written notice of termination, then Nava shall not be terminated but shall retain his employment with the Company.

            (c)         For Cause.  The Company may terminate Nava's employment under this Agreement at any time for cause by giving Nava written notice of such termination.  For purposes of this Agreement, "for cause" shall include, without limitation, any of the following:

(i)         an act of fraud, embezzlement, misappropriation or theft by Nava in connection with the performance of his duties under this Agreement or in the course of Nava's employment with the Company;

(ii)        intentional or willful material damage by Nava to any of the property or assets of the Company or its related entities;

(iii)       the failure of Nava to substantially perform his duties hereunder or to comply with the policies, standards or regulations of the Company after written demand for substantial performance is delivered to Nava by the Company, which failure has not been cured within thirty (30) days after Nava's receipt of such written notice;

(iv)       a good faith determination by the Board of Directors that Nava has materially violated any of the covenants, agreements or representations made by him in this Agreement; however, such determination shall not be made until the Company has provided Nava at least thirty (30) days written notice of the alleged violation and Nava has been provided a reasonable opportunity to present evidence regarding the alleged violation to the Board of Directors;

(v)        the conviction of Nava for any felony or misdemeanor involving dishonesty, deceit, fraud or moral turpitude.

            (d)        Without Cause.  The Company may terminate Nava's employment under this Agreement without cause upon thirty (30) days' prior written notice to Nava of such termination.  For purposes of this Agreement, the term "without cause" shall mean termination by the Company on any grounds other than (i) those set forth in Sections 6(a), (b) or (c) hereof; or (ii) the expiration of this Agreement at the end of the initial term or any renewal term as provided in Section 2 hereof.

            7.         Termination by Nava.

(a)        For Good Reason.  Nava may terminate his employment for good reason under this Agreement by providing the Company with written notice of such termination upon the occurrence of any of the following:

(i)         Company Breach.  The Company's failure to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after written notice of such noncompliance has been given by Nava to the Company, provided, however, that if the Company has commenced a cure and is continuing to effect such cure in good faith, the Company shall have such time as is necessary to complete such cure and during such period, Nava may not terminate this Agreement on the grounds of such breach by the Company.

(ii)        Company Fraud.  An intentional act of fraud, embezzlement, misappropriation or theft by the Board in connection with Nava or the areas of the Company's activities which are assigned to Nava.

(b)        Voluntary Resignation.  Nava may terminate his employment with the Company by giving written notice to the Board of his voluntary resignation.  Nava's resignation notice shall specify the Date of Termination, which shall not be less than thirty (30) days from the giving of such resignation notice unless otherwise agreed to by the Board.  Such resignation shall not preclude the Company from terminating Nava's employment in accordance with the terms of this Agreement prior to the Date of Termination noted in Nava's notice of resignation.

            8.         Date of Termination.  For purposes of this Agreement, "Date of Termination" shall mean any of the following events:

(a)        The date of Nava's death, if Nava's employment is terminated by his death;

(b)        If Nava's employment is terminated by the Company due to his Disability, fourteen (14) days after notice of termination is given to Nava pursuant to Section 6(b) hereof, provided that Nava shall not have returned to the performance of his duties on a full time basis during such fourteen (14) day period;

(c)        The date on which the term of Nava's employment with the Company ends pursuant to Section 2 hereof; or

(d)        If Nava's employment is terminated by Nava or the Company for any other reason, the date specified in the notice of termination.

            9.         Compensation Upon Termination and Other Consequences of Termination.

            (a)        Death; Disability.  If Nava's employment is terminated due to Nava's death or Disability, the Company shall have no further payment obligations to Nava or his legal representatives other than for payment of that portion of Nava's Annual Salary accrued through the Date of Termination.  This payment obligation shall be paid by the Company to Nava in a lump sum in cash within the earlier of thirty (30) days of the Date of Termination or the date specified for payment under an applicable state statute.  During any period that Nava fails to perform his duties hereunder as a result of his Disability (the "Disability Period"), Nava shall continue to receive his Annual Salary at the rate then in effect during such Disability Period until his employment is terminated pursuant to the terms of this Agreement.  Salary payments made to Nava during the Disability Period shall be reduced by any amounts paid or payable to Nava under any Company disability plan.

            (b)        Without Cause; Company Breach.  If Nava's employment is terminated by the Company without cause, or Nava terminates his employment with the Company pursuant to Section 7(a), then the Company shall continue to pay Nava his Annual Salary until the covenants made by Nava under Section 13 (a), (b) and (c) expire.  The payment will be made in equal installments on the Company's regularly scheduled pay days beginning on the Date of Termination.  The Company may, at its option, discontinue the Annual Salary payments due to Nava under this Section 9(b) at any time upon written notice to Nava without further obligation to Nava; provided however, that at the time such payments are discontinued, Nava's covenants set forth in Sections 13 (a), (b) and (c) shall automatically expire and be of no further force or effect.

            (c)        Resignation; For Cause.  If Nava shall voluntarily resign his employment or Nava's employment is terminated by the Company for cause, the Company shall pay Nava his Annual Salary through the Date of Termination at the rate then in effect.  In such event, the Company shall have no further obligations to Nava under this Agreement for any claim of compensation or damages arising from the termination of Nava's employment.

           (d)        Release.  No amount shall be payable pursuant to Section 9(b) hereof unless Nava executes and delivers to the Company, promptly after the Date of Termination, a release and waiver of claims in a form prepared by the Company.  The Company's obligation to make payments under Section 9(b) shall terminate if Nava violates any provision of Sections 11, 12, 13, or 14 of this Agreement.

            10.       Representations and Warranties of Nava.  Nava represents and warrants to the Company that:

                     (a)        Nava is not a party to any contract, restriction or other obligation, the compliance of which is inconsistent with the execution of this Agreement, the performance of Nava's obligations hereunder, or the rights of the Company hereunder; and

                     (b)        Nava is under no physical or mental disability that would hinder the full performance of his duties and obligations under this Agreement.

            11.       Return of Company Property/Return of Nava's Property.  Nava acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD ROMs, keys, passwords and access codes, client/vendor/supplier profile data, contracts, orders, and lists, software programs, information and records, and other documentation (whether in draft or final form) relating to the Company's business, or that of its affiliates (subsidiary, parent and sister entities), and any and all other documents containing Confidential Information (as defined in Section 12 hereof) furnished to Nava by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, "Company Materials") are the sole and exclusive property of the Company.  Within forty-eight (48) hours of the termination of his employment with the Company for any reason, or upon the request for return of the Company Materials by the Company, Nava promises to return to the Company any Company Materials which are in his possession, custody or control, regardless of where such Company Materials are located.  Within forty-eight (48) hours of the termination of his employment with the Company for any reason, the Company also will return to Nava all of Nava's property that is within the Company's custody and control.

12.       Confidential Information.  Immediately upon Nava's execution of this Agreement and continuing throughout his employment at the Company, the Company shall provide Nava with access to confidential, proprietary, and highly sensitive information relating to the Company's business and which is a competitive asset of the Company ("Confidential Information").  Such Confidential Information includes all information which relates to the Company's business, which is or has been disclosed to Nava orally or in writing by the Company or obtained by virtue of work performed by Nava for the Company, is or was developed by the Company, and is not generally available to individuals or entities within the industry in which the Company is engaged or readily accessible by independent investigation.  The Confidential Information sought to be protected includes, without limitation, information pertaining to: (i) the identities of clients, suppliers or vendors with which or whom the Company does or seeks to do business, as well as the point of contact persons and decision-makers at these clients, suppliers or vendors, including their names, addresses, or e-mail addresses and positions, whether contained in the Company's computer database system or any written report; (ii) the past or present purchasing and trading history of each client, supplier or vendor; (iii) the volume of business and the nature of the business relationship between the Company and its clients, suppliers, vendors or investors, including any computerized documents or files and/or written reports summarizing such information; (iv) the financing methods employed by and arrangements between the Company and its existing or potential clients, suppliers, vendors or investors; (v) the costs and pricing formulas for the Company's services and products; (vi) the Company's business plans and strategy, marketing and sales plans and strategy, revenue, expense and profit projections, research and development information, industry analyses, and any proposed or actual implemented technology, product or service changes; (vii) information regarding the Company's employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (viii) information about the Company's financial results and business condition contained on the Company's computer network or in any written or printed documents; (ix) information about the Company's current and future products and research and development programs; and (x) computer programs and software developed by the Company and tailored to the Company's needs by its employees, independent contractors, consultants or vendors.  Confidential Information may be contained on the Company's computer network, in computerized documents or files, or in any written or printed documents, including and/or written reports summarizing such information.

            Nava acknowledges that the unauthorized disclosure of Confidential Information could place the Company at a competitive disadvantage.  Consequently, Nava agrees  that, while he is employed by the Company and following the termination of his employment with the Company, regardless of the reason for such termination, he shall not: use, publish, disclose or divulge, at any time, any Confidential Information for the benefit of any person, entity, or corporation other than the Company, or to any person who is not a current employee of the Company, except in the performance of his duties, without the express, written consent of the Company.

            Nava understands and agrees that his obligations under this Section are in addition to, and not in limitation of, all other obligations of confidentiality which he may have to the Company under general legal or equitable principles, or other policies implemented by the Company.

            13.       Restrictive Covenants.  Nava agrees that the Company's commitment described in Section 12 above to provide its Confidential Information to him gives rise to the Company's interest in restraining Nava from competing against it and that the restrictions in this Section are designed to enforce Nava's promise in Section 12 not to use or disclose Confidential Information belonging to the Company, except in the performance of Nava's duties for the Company.  Nava agrees that the restrictions in this Section are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.  For these reasons, Nava agrees to the following:

(a)        Non‑Competition Covenant.  Nava shall not, without the prior written consent of the Company, during the term of this Agreement and for a period of three years immediately following the Date of Termination (subject to early termination upon the discontinuation of Annual Salary payments to Nava pursuant to Section 9(b)), directly or indirectly, on behalf of himself or any other person or entity, render any services within California, Florida, Texas,  Georgia, South Carolina, North Carolina, Alabama, Mississippi, Louisiana, or any other state where the Company engaged in business during the period Nava was employed by the Company to any Competitor of the Company that are similar to the services he rendered for the Company under this Agreement.  For the purpose of this Agreement, "Competitor" means any person or entity engaged in the business of providing restoration or remediation services.  Nava further covenants and agrees that, without the prior written consent of the Company, Nava shall not, during his employment with the Company and for a three-year period following the termination of his employment with the Company for any reason, directly or indirectly, either as an individual or in any other capacity, (i) invest in any Competitor of the Company (other than investments in publicly-owned companies which constitute not more than one percent (1%) of the voting securities of such Competitor), or (ii) take any action inconsistent with his fiduciary relationship to the Company.

(b)       Covenant Not to Solicit Customers.  Nava shall not, without the prior written consent of the Company, during the three (3) year period immediately following the Date of Termination (subject to early termination upon the discontinuation of Annual Salary payments to Nava pursuant to Section 9(b)), directly or indirectly, on behalf of himself or any other person or entity, solicit or contact any current or prospective Company client, supplier, or vendor with whom he had any dealings while employed by the Company for the purpose of encouraging or inducing the client, supplier, or vendor in any way to change or discontinue its business relationship with the Company.

            (c)           Covenant Not to Solicit the Employees.  Nava agrees that during his employment with the Company and for a period of three (3) years following the Date of Termination (subject to early termination upon the discontinuation of Annual Salary payments to Nava pursuant to Section 9(b)), he will not directly or indirectly, on behalf of himself or any other person or entity, (i) solicit to hire or hire any person employed by the Company at the time of his termination, (ii) attempt to influence any person employed by the Company at the time of his termination to leave his or her employment, (iii) contact, or assist any person in contacting, any employee or former employee of the Company for the purpose of offering any such employee employment, or (iv) use or disclose to any person or business entity any personal information regarding any of the Company's employees.

            (d)        Covenant Not to Access.  Nava shall not, following the Date of Termination, access the Company's computer systems, download files or any information from the Company's computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company or any data stored on the Company's computer systems.

            (e)        Reasonable Restrictions.  Nava acknowledges and agrees that the restrictions set forth in this Section are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, and Nava agrees that the Company is justified in believing the foregoing.  If any provision of this Section should be found by any court of competent jurisdiction or arbitrator appointed pursuant to Section 24 hereof to be unenforceable by reason of its being too broad as to the period of time, territory, and/or scope, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth herein shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable by such court or arbitrator.

            14.       Ownership Of Intellectual Property.

            (a)        Assignment of Intellectual Property Rights.  Nava hereby assigns and agrees to assign to the Company all of his intellectual property rights as of their creation in, and to make full and prompt disclosure to the Company of all information relating to, anything made or designed by him or that may be made or designed by him during the term of this Agreement, whether alone or jointly with other persons, or within one year following the termination of his employment hereunder and resulting from or arising out of any work performed by Nava on behalf of the Company or any of its affiliates (subsidiary, parent and sister entities) or connected with any matter relating or possibly relating to any business in which the Company is involved.

            (b)        Assignment Documentation.  At any time during the term of this Agreement or thereafter, Nava shall sign, acknowledge and deliver, at the Company's expense, but without compensation other than a reasonable sum for his time devoted to the execution thereof if his employment has then terminated, any document required by the Company to give effect to this Section 14, including patent applications and documents evidencing the assignment of ownership.  Nava shall also provide such other assistance as the Company may reasonably require with respect to any proceeding or litigation relating to the protection or defense of intellectual property rights belonging to the Company.

15.       Survival of Covenants.  Nava understands and agrees that each restriction set forth in Sections 12, 13, and 14 shall survive the termination of his employment with the Company.  The existence of any claim or cause of action by Nava against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said restrictions.

               16.       Binding Agreement.  This Agreement and all rights of Nava hereunder shall inure to the benefit of and be enforceable by Nava's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In addition, this Agreement and the obligations and rights of the Company hereunder shall be binding on any person, firm, or corporation which is a successor in interest to the Company.

            17.       Notice.  All notices, requests and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered by hand, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery, or by facsimile, addressed as follows:

If to Nava:

Fernando Nava
1400 SW 12th Avenue
Pompano Beach, FL  33069
Facsimile No.:  (___) ___-____

or at such other address or facsimile number as Nava may have advised the Company in writing; and

If to the Company:

Home Solutions Restoration of Louisiana, Inc.
5565 Red Bird Center Drive
Dallas, Texas 75237
Attn:  Rick O'Brien
Facsimile No.:  (214) 333-9435

or at such other address or facsimile number as the Company may have advised Nava in writing.

            All such notices, requests and other communications shall be deemed to have been received (i) on the date of delivery thereof, if delivered by hand; (ii) on the third day after the mailing thereof, if mailed; (iii) on the next day after the sending thereof, if by overnight courier; and (iv) when receipt is acknowledged, if faxed.

            18.       Waivers and Amendments.  No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of a party hereto to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

            19.       Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

            20.       Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or its severance from this Agreement.

            21.       Assignability.  This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto without the prior written consent of the other party to this Agreement; provided, however, the Company may assign this Agreement to any person or entity acquiring all or substantially all of the business or assets of the Company pursuant to a purchase of assets, merger, consolidation, incorporation, reorganization or liquidation of the Company, or otherwise.

            22.       Attorneys' Fees.  In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the party to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action or proceeding, its costs and attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled prior to the commencement of any such action or proceeding, the parties may mutually agree to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling with respect to such claim.

            23.       Governing Law.  This Agreement, its validity, construction and interpretation and the rights and remedies of the parties hereto shall be governed by the substantive laws of the State of Texas, without giving effect to its principles of conflict laws.

            24.       Arbitration.  Subject to Section 25 hereof, to the extent that the parties hereto are unable to resolve any disputes or controversies between them which arise out of or relate to this Agreement or the performance, breach, validity, interpretation or enforcement of this Agreement, or Nava's employment and/or termination, including, without limitation, any and all claims or causes of action which may arise or be asserted under federal, state or local regulatory, statutory or common law, and including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Texas Commission on Human Rights Act, wrongful discharge, breach of contract, and tort (such as intentional infliction of emotional distress, libel, slander, invasion of privacy or personal injury), all such disputes and controversies will be resolved by binding arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  A party hereto shall initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the AAA office located in Dallas, Texas.  Parties shall have the same period of time to file claims as provided by the applicable statute of limitation for such claim.  Such written notice will contain a description of the dispute and the remedy sought.  The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator acceptable to the parties hereto.  In the event that the parties have not mutually agreed on an acceptable arbitrator within thirty (30) days after the demand for arbitration is filed, the arbitrator shall be appointed in the manner provided by the Commercial Arbitration Rules of the AAA.  The decision of the arbitrator will be final and binding on the parties hereto and their successors and assignees.  Where consistent with applicable law, the arbitrator shall have the authority to order the non-prevailing party to pay the prevailing party's attorney's fees and all costs of the arbitration.  The parties will participate in good faith in a non-binding mediation of their dispute at least 60 days prior to the date of the arbitration hearing.  The parties shall jointly select the mediator but if they are unable to agree on a mediator, then the arbitrator shall appoint the mediator.  The parties hereto intend that this agreement to arbitrate be irrevocable.

            25.       Injunctive Relief.  Each party (i) acknowledges that a remedy at law for any breach or attempted breach of Sections 11, 12, 13 and 14 of this Agreement will be inadequate; (ii) agrees that each party will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach of Sections 11, 12, 13 and 14 of this Agreement; and (iii) agrees not to use as a defense that any party has an adequate remedy at law.  This Agreement is enforceable in a court of equity by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith.  Such remedy is not exclusive and is in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise.

            26.        Voluntary Agreement.  Each party acknowledges that he or it has had an opportunity to consult with an attorney concerning the meaning, import, and legal significance of this Agreement, and each party has read this Agreement, as signified by their respective signatures hereto, and each party is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

            30.       Entirety.  This Agreement contains the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not contained herein.

            31.       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

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            IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY:                                                                  HOME SOLUTIONS RESTORATION
                                                                                              OF LOUISIANA, INC.

By:_________________________________
     Printed Name:  Frank Fradella
     Title:      Secretary and Treasurer

____________________________________
Date Signed

NAVA:

 __________________________________
Fernando Nava

__________________________________
Date Signed